Exhibit 99.1

Altimmune Awarded $2.5 Million in Additional BARDA Funding to Support

NasoShield™ Development

New funding will allow examination of mucosal immune response and additional vaccine characterization

GAITHERSBURG, MD, September 24, 2018 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced that the Biomedical Advanced Research and Development Authority (BARDA) is modifying its existing contract with Altimmune by adding $2.5 million to the $21.6 million base contract ($24.1 million total for the modified base contract) and extending the performance period through November 2019. The increase in funding is intended to allow vaccine characterization including key formulation parameters and batch consistency. In addition, Altimmune will assay clinical samples from their ongoing Phase 1 clinical trial for a mucosal immune response and compare different methods of intranasal administration of the vaccine in preclinical models.

“We are pleased that BARDA has made this additional funding available for vaccine characterization and additional data in our ongoing Phase 1 study,” said William J. Enright, president and chief executive officer of Altimmune. “BARDA has been a tremendous partner showing its support for our program with every step. We are excited to continue to advance development of this potentially important easy to administer, needle-free vaccine.”

The NasoShield program is funded through a contract with BARDA (HHSO100201600008C), which runs through September 2021 and, if all options are exercised, an additional $105 million is expected to provide funding through the end of Phase 2 development. Immunogenicity data for the two-dose cohort is expected to be available in the fourth quarter of this year.

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of infectious disease. NasoVAX our influenza vaccine candidate has unique characteristics, stimulating multiple arms of the immune system that offer the potential to stop infection and the spread of flu, while being easier to administer through an intranasal spray. NasoShield is a next-generation anthrax vaccine candidate that is intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the terms of the Company’s Series B preferred stock offering and related warrants; our lack of financial resources and access to capital; realizing the benefits of the merger between Altimmune, Inc. and PharmAthene, Inc.; our ability to utilize the benefits of our tax assets and the results of a tax examination initiated by the IRS; clinical trials and the commercialization of proposed product candidates (such as marketing, regulatory, product liability, supply, competition, dependence on third parties and other risks); the regulatory approval process; dependence on intellectual property; the Company’s BARDA contract and other government programs, reimbursement and regulation. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts Bill Enright President and CEO Phone: 240-654-1450 Email: enright@altimmune.com	Ashley R. Robinson Managing Director LifeSci Advisors Phone: 617-535-7742 Email: arr@lifesciadvisors.com